Exhibit 7.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”), dated as of November 30, 2018, by and between, on the one hand, Zabala Farms Group, LLC, a Delaware limited liability company (the “ZFG”), with its principal executive offices located at 43264 Business Park Dr. Suite # 105 Temecula, CA 92590; and on the other hand, Smart Initiatives, LLC, (“Smart”), Valley View Enterprises, LLC, (“Valley”) and Target Equity, LLC (“Target”), all California limited liability companies, with their principal executive offices located at 43264 Business Park Dr. Suite # 105 Temecula, CA 92590 (Smart, Valley and Target are each referred to as a “Company” and collectively referred to as the “Companies”).

RECITALS

WHEREAS, the parties intend that Companies each be merged with and into ZFG, with ZFG surviving the merger on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the managers of ZFG and of each of the Companies have (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of ZFG and the Companies and their respective Members, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend that the Members of ZFG and the Members of each of the Companies, respectively, adopt and approve this Agreement and the Merger, in accordance with Section 18-209 of the Delaware Limited Liability Company Act (the “DLLCA”) and in accordance with Section 17710.12 of the California Revised Uniform Limited Liability Company Act (“RULLCA”), as well as in compliance with their respective operating agreements; and

WHEREAS, following the execution of this Agreement, the Companies and ZFG shall seek to obtain, in accordance with Section 18-209 of the DLLCA and Section 17710.12 of RULLCA, the written consent of their respective Members approving this Agreement, the Merger and the transactions contemplated hereby in accordance with the DLLCA.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Basket” has the meaning set forth in Section 8.04(a).

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“Beneficial Owner” Beneficial Owner, with respect to the Members or the Companies, shall include any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares an interest in a Member, whether the interest is a voting interest, indirect interest or purely economic interest.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Los Angeles, California are authorized or required by Law to be closed for business.

“Certificate of Merger” has the meaning set forth in Section 2.04.

“Class A Units” means the Class A Common Units of membership interests of ZFG to be issued in the Merger.

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“Company” and “Companies” means individually each of Smart Initiatives, LLC, Valley View Enterprises, LLC and Target Equity, LLC, and collectively all three.

“Company Charter Documents” has the meaning set forth in Section 3.03.

“Company Disclosure Statements” means the disclosure statements of each of the Companies delivered on the Closing Date.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“DLLCA” has the meaning set forth in the recitals.

“Disclosure Schedules” means the ZFG Disclosure Schedule and each of the Company Disclosure Schedules delivered on the Closing Date.

“Dissenting Interests” means Exchanged Interests with respect to which Company Members have exercised dissenters’ rights pursuant to Section 2.11.

“Dollars or $” means the lawful currency of the United States.

“Effective Time” has the meaning set forth in Section 2.04.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law.

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“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Excess Units” has the meaning set forth in Section 2.09.

“Exchanged Interests” means the membership interests of each of the Companies to be exchanged for Class A Units in the Merger, whether denominated in a number of units or by percentage.

“Financial Statements” has the meaning set forth in Section 3.06.

“Fully Diluted ZFG Class A Units” means the aggregate number of outstanding immediately prior to the Effective Time.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” has the meaning set forth in Section 2.17(c)(iii).

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“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Knowledge” means, when used with respect to ZFG or the Companies, the actual or constructive knowledge of any manager or officer of ZFG or the Companies, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 4.06.

“LLC Agreement” means the Limited Liability Company Agreement of ZFG dated as of June 22, 2018, which is attached as Exhibit B to the Offering Circular.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the ZFG or the Companies, or (b) the ability of ZFG or the Companies to consummate the transactions contemplated hereby on a timely basis.

“Material Contracts” has the meaning set forth in Section 4.08.

“Member” means a holder of Units of any of the Companies.

“Member Indemnitees” has the meaning set forth in Section 8.03.

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” means the Merger Consideration given to Members as per Section 2.08(b), together with any amount of cash (if any) that the Members holding Excess Interests are entitled to receive pursuant to the terms of this Agreement.

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“Offering Circular” means the offering circular filed by ZFG with the SEC pursuant to Regulation A and rules 252 through 258 promulgated thereunder.

“Operating Agreement” means the operating agreements of each of the Companies as in effect immediately prior to the Closing.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Real Property” means the real property owned, leased or subleased by the Companies, together with all buildings, structures and facilities located thereon.

“Representative” means, with respect to any Person, any and all managers, directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“RULLCA” means the Revised Uniform Limited Liability Company Act of the State of California, as amended from time to time.

“Straddle Period” has the meaning set forth in Section 6.05.

“Surviving LLC” has the meaning set forth in Section 2.01.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 6.06.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

 “Written Consent” has the meaning set forth in Section 2.11(a)(ii).

“ZFG Disclosure Schedule” means the disclosure schedule of the Company

ARTICLE II

THE MERGER

Section 2.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA, at the Effective Time, (a) each of the Companies will merge with and into ZFG, and (b) the separate corporate existence of each Company will cease and ZFG will continue its corporate existence under the DLLCA as the surviving limited liability company in the Merger (sometimes referred to herein as the “Surviving LLC”). Each Exchanged Interest will automatically and without any action by the Members of the Companies become the right to receive a number of Class A Units as set forth in Section 2.09 below, other than Dissenting Interests and Excess Interests. Each Member of the Companies will become a Member of ZFG, will be deemed to have executed the LLC Agreement of ZFG and will be entitled to all of the rights and privileges of Members in the LLC Agreement, as well as assuming all duties and responsibilities thereunder.

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Section 2.02 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 11 a.m., PST time, no later than fifteen (15) Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Wilson Bradshaw & Cao, LLP, 9110 Irvine Center Drive, Irvine, CA 92618, or at such other time or on such other date or at such other place as ZFG and the Companies may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.03 Closing Deliverables.

a)                    At or prior to the Closing, ZFG shall deliver to the Companies the following:

i.	The Schedule of Unitholders of the LLC Agreement reflecting the Class A Units to be issued to the Members of the Companies in exchange for their Exchanged Interests;

ii.	The cash to be paid directly to the applicable Members in the amount of the original purchase price of any Excess Interests;

iii.	Cash payable for Dissenting Interests;

iv.	The Certificates of Merger to be filed pursuant to the DLLCA or the RULLCA;

v.	a certificate, dated with the Closing Date and signed by the managers of ZFG, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied;

vi.	a certificate of the managers of ZFG certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the managers of ZFG authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and (2) resolutions of the Members of ZFG approving the Merger and adopting this Agreement, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby; and

vii.	such other documents or instruments as the DLLCA or the RULLCA require for effecting the Merger; or such other documents or instruments as the Companies reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

b)                   At the Closing, each of the Companies shall deliver to ZFG the following:

i.	a certificate, dated the Closing Date and signed the managers of each of the Companies, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied;

ii.	a certificate of the managers of each of the Companies certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the managers of each of the Companies authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and (2) resolutions of the Members of each of the Companies approving the Merger and adopting this Agreement, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby; and

iii.	such other documents or instruments as the DLLCA or the RULLCA require for effecting the Merger; or such other documents or instruments as ZFG reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

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Section 2.04 Effective Time. Subject to the provisions of this Agreement, at the Closing, ZFG and the Companies shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the state of Delaware and with the Secretary of State of the state of California, in accordance with the relevant provisions of the DLLCA and the RULLCA; and shall make all other filings or recordings required under the DLLCA or the RULLCA. The Merger shall become effective at such time as the Certificate of Mergers has been duly filed with the Secretaries of State of the State of Delaware and the State of California or at such later date or time as may be agreed by ZFG and the Companies in writing and specified in the Certificate of Merger in accordance with the DLLCA (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.05 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DLLCA and the RULLCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of ZFG and the Companies shall vest in the Surviving LLC, and all debts, liabilities, obligations, restrictions and duties of each of ZFG and the Companies shall become the debts, liabilities, obligations, restrictions and duties of the Surviving LLC.

Section 2.06 Certificate of Formation; Operating Agreement. At the Effective Time, (a) the certificate of formation of ZFG as in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving LLC until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the LLC Agreement of ZFG as in effect immediately prior to the Effective Time shall be the LLC Agreement of the Surviving LLC until thereafter amended in accordance with the terms thereof, the certificate of formation of the Surviving LLC or as provided by applicable Law.

Section 2.07 Managers. The managers and officers, if any, of ZFG, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the mangers and officers, respectively, of the Surviving LLC until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of formation and operating agreement of the Surviving LLC.

Section 2.08 Effect of the Merger on Exchanged Interests. At the Effective Time, as a result of the Merger and without any action on the part of the Companies, ZFG or any Member:

a)                    Each Exchanged Interest of Smart, Valley and Target, issued and outstanding immediately prior to the Effective Time, other than Excess Interests (as defined below) and Dissenting Interests, shall be converted into the right to a number of Class A Units of the Surviving LLC (“Surviving LLC Units”) as set forth below.

i.	The Company Interests of any Member of Smart Initiatives, LLC shall be converted into the right to receive a number of Class A Units equal to (x) 4,000,000 multiplied by (y) the percentage of Smart Initiatives Company Interests held by such Member, after determination of any Excess Interests and Dissenting Interests;

ii.	The Company Interests of any Member of Target Equity, LLC shall be converted into the right to receive a number of Class A Units equal to (x) 5,000,000 multiplied by (y) the percentage of Smart Initiatives Company Interests held by such Member, after determination of any Excess Interests and Dissenting Interests; and

iii.	The Company Interests of any Member of Valley View Enterprises, LLC shall be converted into the right to receive a number of Class A Units equal to (x) 5,000,000 multiplied by (y) the percentage of Smart Initiatives Company Interests held by such Member, after determination of any Excess Interests and Dissenting Interests.

iv.	In each case above, the number of Class A Units to be issued shall be rounded up or down to the nearest whole number of Units.

b)                   Each Excess Interests shall be converted into the right to receive cash in an amount equal to the original purchase price of such Excess Units.

c)                    Each Dissenting Interest will be converted into the right to receive the fair market value of such Dissenting Interest as determined pursuant to Section 2.10 below.

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Section 2.09 Excess Interests. Membership interests issued and outstanding immediately prior to the Effective Time and held by any Member of any Company, the original purchase price of which exceeded ten percent (10%) of the greater of such Member’s (x) annual income or (y) net worth (the “Excess Interests”), shall not be converted into Class A Units of the Surviving LLC, but instead shall be entitled to receive cash in an amount equal to the original purchase price of such Excess Unit.

Section 2.10 Dissenting Interests. Any Member of the Disappearing Companies who elects to exercise the rights of a dissenting member set forth in Section 17711.01 through 17711.14 of the RULLCA, shall be entitled to receive the fair market value of Exchanged Interests held by such Member, as determined in accordance with such Section of the RULLCA.

Section 2.11 Surrender and Payment.

a)                    Promptly upon the effectiveness of the Offering Circular, the managers of each of the Companies shall mail to each Member of the Companies:

i.	The Offering Circular.

ii.	A written consent, in substantially the form attached as Exhibit B (the “Written Consent”). The Written consent will require the Members to declare their annual income and net worth, contain the basis for the calculation of Excess Interests and instructions for use in effecting the surrender of Exchanged Interests in exchange for the applicable portion of Merger Consideration pursuant to Section 2.08(b).

iii.	The Dissenters’ Rights Notice as required by Section 17711 et seq. of RULLCA.

b)                   If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the Units are registered, it shall be a condition to such payment that (i) such Units shall be in proper form for transfer, and (ii) the Person requesting such payment shall pay to ZFG any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Units.

Section 2.11 No Further Ownership Rights in Exchanged Interests. All Merger Consideration paid or payable upon the surrender of Exchanged Interests in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Exchanged Interests.

Section 2.12. Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the membership interests of ZFG shall occur, including by reason of any reclassification, recapitalization, or combination, exchange or readjustment of Units, or any distribution paid in membership interests, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

Section 2.13 Withholding Rights. The Companies and the Surviving LLC shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law. To the extent that amounts are so deducted and withheld by the Companies or the Surviving LLC, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Companies or the Surviving LLC, as the case may be, made such deduction and withholding.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ZFG

Except as set forth in the correspondingly numbered Section of the ZFG Disclosure Schedules, ZFG represents and warrants to each Company that the statements contained in this Article III are true and correct as of the date hereof.

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Section 3.01 Organization and Qualification of ZFG. ZFG is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full corporate power and authority to carry on its business as it has been and is currently conducted. ZFG is qualified to do business in the State of California.

Section 3.02 Authority; Manager’s Approval.

a)                    ZFG has full corporate power and authority to enter into and perform its obligations under this Agreement, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of Members representing a majority of the outstanding Units and to consummate the transactions contemplated hereby. The execution, delivery and performance by ZFG of this Agreement and the consummation by ZFG of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of ZFG and no other corporate proceedings on the part of ZFG are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by ZFG, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of ZFG enforceable against ZFG in accordance with its terms.

b)                   ZFG managers, by resolutions duly adopted by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of the Members, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 18-209 of the DLLCA) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DLLCA, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Members for adoption, and (iv) resolved to recommend that the Members adopt the “agreement of merger” set forth in this Agreement.

Section 3.03 No Conflicts; Consents. The execution, delivery and performance by ZFG of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, operating agreement or other organizational documents of ZFG (“Company Charter Documents”); (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to ZFG; (iii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which ZFG is a party or by which ZFG is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the assets or business of ZFG; or (iv) result in the creation or imposition of any Encumbrance on any properties or assets of ZFG. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to ZFG in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware and the Secretary of State of California.

Section 3.04 Capitalization.

a)                    ZFG is currently authorized to issue a total of 30,000,000 units of membership interest, of which 25,000,000 are denominated Class A Units, 2,000,000 are designated as Class B Common Units and 3,000,000 are designated as Preferred Units. As of the date of this Agreement, 1,384,615 Class A Units are issued and outstanding. There are no issued or outstanding Class B Common Units or Preferred Units. ZFG is currently offering for sale up to 5,555,556 Class A Units at a purchase price of $1.80 pursuant to a private placement which is anticipated to be partially funded prior to the Closing Date.

b)                   All Class A Units currently outstanding and to be issued as part of the Merger Consideration will be (i) duly authorized, (ii) not subject to any preemptive rights created by statute, ZFG Charter Documents or any agreement to which ZFG is a party; and (iii) free of any Encumbrances created by ZFG in respect thereof. All outstanding Class A Units were issued in compliance with applicable Law.

Section 3.05 Financial Statements. Complete copies of ZFG audited financial statements as of and for the period from inception to September 30, 2018 (the “Financial Statements”) have been delivered to each Company. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, to normal and recurring year-end adjustments (the effect of which will not be materially adverse).

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Section 3.06 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of ZFG.

Section 3.07 Full Disclosure. No representation or warranty by ZFG in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to the Companies pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE COMPANIES

The Companies represent and warrant to ZFG that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of the Companies. Each of the Companies is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of California. Each of the Companies has full corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Companies of this Agreement to which they are a party and the consummation by the Companies of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Companies and, when Members holding not less than the minimum number of votes that would be necessary to authorize the Merger at a meeting at which each Member entitled to vote on the action is present and votes, execute and deliver the Written Consents, no other corporate proceedings on the part of the Companies will be necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Companies, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Companies enforceable against the Companies in accordance with its terms.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by the Companies of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of organization, operating agreement or other organizational documents of the Companies; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Companies; or (c) require the consent, except for the consent of Zabala Farms of Salinas, LLC, a California limited liability company, notice or other action by any Person under any Contract to which the Companies are a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Companies in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware and with the Secretary of State of California.

Section 4.03 No Prohibitions. None of the Companies, nor any of their Members is prohibited by the laws of the State of California from holding a financial interest in, or beneficial ownership of, a commercial cannabis business.

Section 4.04 Capitalization.

a)                    The membership interest of each Company is currently denominated in percentage interests and each Company has provided to ZFG a current and accurate list of Members and their respective ownership percentage.

b)                   All Exchange Interests are (i) duly authorized, (ii) free of any Encumbrances created in respect thereof, and (iii) were issued in compliance with applicable Law.

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Section 4.06 Undisclosed Liabilities. The Companies have no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Financial Statements as of its date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Financial Statements’ date and which are not, individually or in the aggregate, material in amount.

Section 4.07 Absence of Certain Changes, Events and Conditions. Since the date of the Financial Statements, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to any of the Companies, any event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect in the business or results of the Companies.

Section 4.08 Material Contracts.

a)                    Section 4.08(a) of the Disclosure Schedules lists each of the Contracts to which the Companies are a party (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property listed or otherwise disclosed in Section 4.09(b) of the Disclosure Schedules being “Material Contracts”).

b)                   Each Material Contract is valid and binding on the Companies in accordance with its terms and is in full force and effect. None of the Companies or, to the Companies’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Companies.

Section 4.09 Title to Assets; Real Property.

a)	Each Company has good and valid title in and to its respective financial interest, beneficial ownership or securities held by each of the Companies, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements, other than assets sold or otherwise disposed of in the ordinary course of business consistent with past practice. All such properties and assets (including leasehold interests) are free and clear of Encumbrances.

b)	Section 4.09(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Companies, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. There are no Actions pending nor, to the Companies’ Knowledge, threatened against or affecting the personal or Real Property or any portion thereof or interest therein.

Section 4.10 Intellectual Property.

a)                    The Companies do not currently own any: (i) registered Intellectual Property; (ii) unregistered Trademarks; or (iii) proprietary Software. The Companies do not have any IP Agreements in place.

b)                   The conduct of the Companies’ business as currently and formerly conducted, and the processes of the Companies, have not infringed, misappropriated or otherwise violated, and will not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person.

c)                    There are no Actions (including any opposition, cancellation, revocation, review or other proceeding) settled, pending or threatened (including in the form of offers to obtain a license) alleging any infringement, misappropriation, or other violation by the Companies of the Intellectual Property of any Person. The Companies are not aware of any facts or circumstances that could reasonably be expected to give rise to such Action.

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Section 4.11 Legal Proceedings; Governmental Orders.

a)                    Except for the subpoenas received by the managers of the Companies, set forth in Section 4.11(a) of the Disclosure Schedules, in connection with a fact-finding inquiry, whereby the Securities and Exchange Commission is trying to determine whether the Companies have violated federal securities laws; there are no Actions pending or, to the Companies’ Knowledge, threatened (a) against or by any of the Companies affecting any of its properties or assets; or (b) against or by any of the Companies that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

b)                   There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any of the Companies or any of their properties or assets.

Section 4.12 Compliance with Laws. The Companies have complied, and are now complying, with all Laws applicable to them or their business, properties or assets.

Section 4.13 Environmental Matters. The Companies are currently and have been in compliance with all Environmental Laws and have not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

Section 4.14 Employee Benefit Matters. As of the date hereof, the Companies do not have in place any pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement, in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA.

Section 4.15 Employment Matters. As of the date hereof, Valley and Target do not have, and have not have in since their inception, any employees, independent contractors or consultants. Smart has [--] employees or independent contractors. Section 4.15 of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of Smart as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full, and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees.

Section 4.16 Taxes. All Tax Returns required to be filed on or before the Closing Date by the Companies have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Companies (whether or not shown on any Tax Return) have been, or will be, timely paid. The Companies are not a party to any Action or claim by any taxing authority. There are no pending or threatened Actions or claims by any taxing authority.

Section 4.17 Books and Records. The minute books and record books of the Companies, all of which have been made available to ZFG, are complete and correct and have been maintained in accordance with sound business practices.

Section 4.18 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Companies.

Section 4.19 Full Disclosure. No representation or warranty by the Companies in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to the Companies pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

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ARTICLE V

COVENANTS

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing ZFG (which consent shall not be unreasonably withheld or delayed), the Companies shall (x) conduct their business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization and business of the Companies and to preserve the rights, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Companies. Without limiting the foregoing, from the date hereof until the Closing Date, the Companies shall:

a)                    pay their debts, Taxes and other obligations when due;

b)                   maintain the properties and assets used by them in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

c)                    defend and protect their properties and assets from infringement or usurpation;

d)                   perform all of their obligations under all Contracts relating to or affecting their properties, assets or business;

e)                    maintain their books and records in accordance with past practice; and

f)	comply in all material respects with all applicable Laws; and

Section 5.02 Access to Information. From the date hereof until the Closing, the Companies shall:

a)                    afford ZFG and its Representatives full and free access to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to the Companies;

b)                   furnish ZFG and its Representatives with such financial, operating and other data and information as ZFG or any of its Representatives may reasonably request; and

c)                    instruct the Representatives of the Companies to cooperate with ZFG in its investigation of the Companies. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Companies. No investigation by ZFG or other information received by ZFG shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Companies in this Agreement.

Section 5.03 Members Consent.

a)                    Each Company shall use its best efforts to obtain, within thirty [30] days following mailing of the Offering Circular and the Written Consent, the executed Written Consents of its Members, in the form attached hereto as Exhibit B... Promptly following receipt of any Written Consents executed by its members, each Company shall deliver a copy of such Written Consents to ZFG.

b)                   After receiving Written Consents by a Members holding not less than the minimum number of votes that would be necessary to authorize the Merger at a meeting at which each Member entitled to vote on the Merger was present and voted, the managers of ZFG will have 30 days to abandon the Merger and not to file the Certificates of Merger, even if approved by the Members of the Companies and ZFG, if the managers of ZFG, in their discretion, determine that the Merger is no longer in the best interests of ZFG, the Companies or their Members. The managers of ZFG will abandon the Merger if after receiving the Written Consents, the cash consideration to be paid to those Members holding Excess Interests exceeds $250,000;

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Section 5.04 Notice of Certain Events.

a)                    From the date hereof until the Closing, the Companies shall promptly notify ZFG in writing of:

i.	any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Companies hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

ii.	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

iii.	any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

iv.	any Actions commenced or, to the Companies’ Knowledge, threatened against, relating to or involving or otherwise affecting the Companies that, if pending on the date of this Agreement, would have been required to have been disclosed or that relates to the consummation of the transactions contemplated by this Agreement.

b)                   ZFG’s receipt of information pursuant to this Section 5.03 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Companies in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.04 Closing Conditions From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 5.05 Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.06 Further Assurances. At and after the Effective Time, the managers of the Surviving LLC shall be authorized to execute and deliver, in the name and behalf of ZFG or the Companies, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of ZFG or the Companies, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving LLC any and all right, title and interest in, to and under any of the rights, properties or assets of the Companies acquired or to be acquired by the Surviving LLC as a result of, or in connection with, the Merger.

ARTICLE VI

TAX MATTERS

Section 6.01 Tax Covenants.

a)                    Prior to the Closing, none of the Companies shall make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Surviving LLC. The Companies agrees that ZFG is to have no liability for any Tax resulting from any action of the Companies, any of its Representatives or the Members. Each Company shall, severally and not jointly, indemnify and hold harmless ZFG against any such Tax or reduction of any Tax asset applicable to such Company.

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b)                   All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by ZFG when due.

Section 6.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Companies shall be terminated as of the Closing Date. After such date neither the Companies nor any of its Representatives shall have any further rights or liabilities thereunder.

Section 6.03 Tax Indemnification. Each Company hereby agrees, severally and not jointly, to indemnify ZFG and its Representatives, and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made by such Company in Section 4.22; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI by such Company; (c) all Taxes of such Company or relating to the business of the Company for all Tax period prior to the Closing; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, the Company shall, severally and not jointly, reimburse ZFG for any Taxes of such Company that are its responsibility pursuant to this Section 6.03 within ten Business Days after payment of such Taxes by ZFG.

Section 6.04 Tax Returns. Each Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).

Section 6.05 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

a)                    in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

b)                   in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.06 Contests. ZFG agrees to give written notice to the managers of the Companies of the receipt of any written notice by a Third Party which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by ZFG pursuant to this Article VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect ZFG’s right to indemnification hereunder. ZFG shall control the contest or resolution of any Tax Claim; provided, however, that ZFG shall obtain the prior written consent of the managers of the Companies (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that the managers of the Companies shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Companies.

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Section 6.07 Cooperation and Exchange of Information. The Companies and ZFG shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Companies. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. The managers of each of the Companies shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Companies for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods.

Section 6.08 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.09 Payments to ZFG. Any amounts payable to ZFG pursuant to this Article VI shall be satisfied from the Companies, severally and not jointly (in accordance with the units held by each of them).

Section 6.10 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 4.16 and this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 6.12 Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

a)                    This Agreement shall have been duly adopted by the Members of each of the Companies and ZFG. The adoption of the Merger by the Members of Valley and Target require Written Consents to be executed and delivered by Members holding a majority of the Units of each of Valley and Target. The adoption of the Merger by the Members of Smart requires Written Consents to be executed and delivered by Members holding at least sixty percent (60%) of such companies Units.

b)                   ZFG’s Offering Circular shall have become effective with the SEC.

c)                    That no enforcement action against either one of the Companies or their Members (including any Beneficial Owner of such Companies or their Members) has been commenced or furthered by a Governmental Authority in the State of California, arising from the act or omission of a Member (including any Beneficial Owner of such Member) of the Companies which results in the revocation, termination or suspension of any license required by the state of California for the Companies to conduct their business.

d)                   No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

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Section 7.02 Conditions to Obligations of the Companies. The obligations of each Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

a)                    The representations and warranties of ZFG contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of ZFG contained in Section 3 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

b)                   ZFG shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

c)                    No Action shall have been commenced against the Companies or ZFG, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

d)                   All approvals, consents and waivers that are listed on Section 3.02 shall have been received, and executed counterparts thereof shall have been delivered to the Companies at or prior to the Closing.

e)                    From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

f)	ZFG shall have delivered each of the closing deliverables set forth in Section 2.03(a).

Section 7.03 Conditions to Obligations of ZFG. The obligations of ZFG to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or ZFG’s waiver, at or prior to the Closing, of each of the following conditions:

a)                    ZFG shall have determined that the cash required to redeem all Excess Interests will not exceed $1,000,000 in the aggregate;

b)                   ZFG shall have determined that the cash required to pay the fair market value of all Dissenting Interests will not exceed $250,000 in the aggregate;

c)                    As to any Company, the representations and warranties of such Company contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of such Company contained in Section 4 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

d)                   As to any Company, such Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

e)                    No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

f)        Each Company shall have delivered each of the closing deliverables set forth in Section 2.03(b).

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ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties regarding Tax matters which are subject to Article VI) shall survive the Closing and shall remain in full force and effect until the date that is one (1) year from the Closing Date. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VI which are subject to Article VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification by Company. Subject to the other terms and conditions of this Article VIII, the Companies, severally and not jointly (in accordance with the Units each of them holds in any of the Companies), shall indemnify and defend each of ZFG and its Affiliates (and their respective Representatives (collectively, the “ZFG Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the ZFG Indemnitees based upon, arising out of, with respect to or by reason of:

a)                    any inaccuracy in or breach of any of the representations or warranties of such Company contained in this Agreement, or in any certificate or instrument delivered by or on behalf of the Companies or the Members pursuant to this Agreement (other than in respect of Section 4.16, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

b)                   any breach or non-fulfillment of any covenant, agreement or obligation to be performed by such Company pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI); or

c)                    any claim or statement made by any Company to any Member relating to such Member’s rights with respect to the Merger Consideration, or the calculations and determinations set forth on the Written Consent, except as specifically set forth in the Offering Circular.

Section 8.03 Indemnification by ZFG. Subject to the other terms and conditions of this Article VIII, ZFG shall indemnify and defend each of the Members and their Affiliates and their respective Representatives (collectively, the “Company Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Members Indemnitees based upon, arising out of, with respect to or by reason of:

a)                    any inaccuracy in or breach of any of the representations or warranties of the Companies contained in this Agreement or in any certificate or instrument delivered by or on behalf of ZFG pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

b)                   any breach or non-fulfillment of any covenant, agreement or obligation to be performed by ZFG pursuant to this Agreement (other than Article VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VI).

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

a)	No Company shall not be liable to the ZFG Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $10,000 (the “Basket”), in which event Members shall be required to pay or be liable for all such Losses from the first dollar.

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b)	ZFG shall not be liable to the Company Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event ZFG shall be required to pay or be liable for all such Losses from the first dollar.

c)	Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01, Section 4.02, Section 4.04, Section 4.13, Section 4.14, Section 4.18, Section 3.01 and Section 3.04.

d)	For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. Any payment received by the managers of the Companies as the Indemnified Party shall be distributed to the Members in accordance with this Agreement. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than five (5) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Member, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of ZFG, or (y) seeks an injunction or other equitable relief against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

Section 8.06 Exclusive Remedies. Subject to Section 10.10, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VI and this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VI and this Article VIII. Nothing in this Section 8.06 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

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ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

a)                    by the mutual written consent of ZFG and the Companies;

b)                   by ZFG, if the conditions precedent to its obligation to close in Section 7.03 are not timely fulfilled:

c)                    by the Companies by written notice to ZFG if:

i.	the Companies are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by ZFG pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by ZFG within ten (10) days of ZFG’s receipt of written notice of such breach from any of the Companies; or

ii.	any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by [March 31st, 2019], unless such failure shall be due to the failure of the Companies to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

d)                   by ZFG by written notice to the Companies if:

i.	ZFG is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any of the Companies pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Parent or The Companies within ten (10) days of the Companies’ receipt of written notice of such breach from ZFG; or

ii.	any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by March 31st, 2019, unless such failure shall be due to the failure of ZFG to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

e)                    by any of the Companies or ZFG if:

i.	there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

ii.	if within thirty (30) days following the effectiveness of ZFG’s Offering Circular to be filed with the SEC and delivery of the written consent of memebrs, each of the Companies has not delivered to ZFG a copy of the executed Written Consents evidencing the consent of Members holding not less than the minimum number of votes that would be necessary to authorize the Merger at a meeting at which each Member entitled to vote on the Merger was present and voted. Valley and Target require the Written Consent of Members holding at least 51% of the Units; whereas Smart requires the Written Consent of Members holding at least 60% of the Units.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

a)	as set forth in this Article IX and Article X hereof; and

b)	that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

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ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to ZFG:	43264 Business Park Dr. Suite # 105 Temecula, CA 92590 E-mail: Jeremy@greenbudinitiatives.com Attention: Jeremy Johnson, Manager
with a copy to:	Wilson, Bradshaw & Cao, LLP E-mail: cwilson@wbc-law.com Attention: Chris Wilson
If to the Companies:	43264 Business Park Dr. Suite # 105 Temecula, CA 92590 E-mail: todd@cquadrant.com Attention: Todd Johnson, Manager

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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Section 10.05 Entire Agreement. This Agreement constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.07 No Third-party Beneficiaries. Except as provided in Section 6.03 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.08 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the Companies and ZFG at any time prior to the Effective Time; provided, however, that after a sufficient number of Written Consents are obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Members, without the receipt of such further approvals. Any failure of the Companies, on the one hand, or ZFG, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by ZFG (with respect to any failure by the Companies) or by the Companies (with respect to any failure by ZFG), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.09 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

a)                    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

b)                   ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF [RELEVANT STATE] IN EACH CASE LOCATED IN THE CITY OF [RELEVANT CITY] AND COUNTY OF [RELEVANT COUNTY], AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

c)                    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

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Section 10.10 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Smart Initiatives, LLC
By_____________________ Name: Title:

Valley View Enterprises, LLC
By_____________________ Name: Title:

Target Equity, LLC
By_____________________ Name: Title:

Zabala Farms Group, LLC
By_____________________ Name: Title:

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